NEWS BULLETIN RE: CLAIRE’S STORES, INC. 3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS COMPARABLE
STORE SALES INCREASE NINE PERCENT IN APRIL;
FIRST QUARTER GUIDANCE LOWERED AND
SECOND QUARTER GUIDANCE PREVIEWED

PEMBROKE PINES, FL., May 4, 2006. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended April 29, 2006 comparable store sales increased nine percent, in contrast to the four-week period ended April 30, 2005 when comparable store sales decreased two percent. Total sales during the four-week period ended April 29, 2006 increased ten percent to $104,251,000 compared with $94,877,000 for the comparable four-week period last year.

Comparable store sales results for April 2006 compared to April 2005 were as follows:

•	Claire’s North America: positive low double digits

•	Claire’s International: positive mid single digits

•	Icing by Claire’s: positive high single digits

Sales for the first fiscal quarter ended April 29, 2006 increased three percent to $311,856,000 compared to sales of $302,708,000 during last year’s first fiscal quarter. Comparable store sales for this year’s first fiscal quarter increased three percent, after achieving a five percent increase during last year’s first fiscal quarter.

Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange, with revenues for the first quarter of Fiscal 2007 reflecting the strengthening of the U.S. dollar compared to the first quarter of Fiscal 2006.

Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores stated that, “We experienced diverse results in Europe during the month of April. Our stores in Switzerland, Austria and Germany performed extremely well. The United Kingdom saw a strong boost in its comparable store sales compared to last April. The U.K.’s first fiscal quarter results, however, did not meet our internal plan and were more in line with the generally weak U.K. retail environment. France did not achieve our internal projections, resulting in part from the ongoing civil unrest. We also experienced some delays in French inventory receipts; however, improvements are expected by June. While these two events contributed to a decrease in transactions in France, the value of our average transaction in April 2006 was higher than in April 2005. Entering the second fiscal quarter, European inventories are in line with expectations. They more closely mirror their U.S. counterparts, and our jewelry sales have been building as our inventory has shifted in that direction. We believe our product selection is very much on target in terms of offering the looks and styles currently in demand”.

Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “We are always pleased to deliver double digit comparable store increases in North America, however, April results did not reach the levels needed to offset March. In hindsight, we underestimated the impact of the Easter shift on our North American business, leading to a shortfall in sales. Sales did not merely shift from March to April. We believe that some purchases typically made to accessorize wardrobes for an early Easter and for early spring breaks were lost as customers proceeded directly to their springtime buying. We are, however, gratified to note that feedback from our customers indicates that our merchandise is on target and that we have covered all of the key fashion looks of the spring season. Interest in jewelry is remaining strong, representing the same percentage of North American sales as in the first quarter of Fiscal 2006. As we move into our second fiscal quarter, we are very focused on transaction levels and the possibility that they will be impacted by gasoline prices that seem to climb daily. For this reason, we are taking a very cautious stance in terms of our guidance for the that quarter.”

CLAIRE’S STORES, INC.
	(Monthly S	ales in 000’s)
			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2007	FY 2006	CHANGE	CHANGE

February	$90,939	$88,139	3%	4%
March	$116,666	$119,692	-3%	-3%
April	$104,251	$94,877	10%	9%
Year-to-Date	$311,856	$302,708	3%	3%

Business Outlook for the First and Second Fiscal Quarters – Fiscal 2007
First Quarter:
Net income, initially projected to reach $30 to $32 million, or $0.30 to $0.32 per diluted share is now projected at $28 to $30 million, or $0.28 to $0.30 per diluted share. For the first quarter of Fiscal 2006, net income was $29.7 million, or $0.30 per diluted share.

Second Quarter:
In keeping with our normal practice for issuing guidance, our second quarter projections will be laid out in detail on May 18, 2006, when we issue our first quarter earnings release. We do, however, expect that certain trends we experienced during the first fiscal quarter will continue during the second quarter. Based on those assumptions, we currently anticipate that our net income for the second fiscal quarter will remain essentially in line with last year’s second fiscal quarter.

Company Overview

Claire’s Stores, Inc. is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of April 29, 2006, Claire’s Stores, Inc. operated approximately 2,900 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 180 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 92 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and eight stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com